Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax

February 10, 2011

Kinder Morgan, Inc.
500 Dallas Street, Suite 1000

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Holdco LLC, a Delaware limited liability company that has converted into a Delaware corporation named Kinder Morgan, Inc. (the “Company”), in connection with the registration of the sale of up to 109,786,590 shares (the “Shares”) of Class P Common Stock of Kinder Morgan, Inc. by the entities referred to as the “Selling Stockholders” in the registration statement on Form S-1, Registration No. 333-170773 (the “Original Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the registration statement on Form S-1 filed on the date hereof pursuant to Rule 462(b) under the Securities Act (together with the Original Registration Statement, the “Registration Statement”), with respect to the Shares.

We have examined file copies of the Registration Statement, as amended to date, including the documents filed as exhibits thereto, and such other documents and records as we have deemed necessary and relevant for the purposes hereof.  In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when Class A shares held by the Selling Stockholders have been converted into the Shares as described in the Registration Statement (which conversion will occur after the date hereof and before the sale of the Shares to the underwriters), the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect) and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Original Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP